Exhibit 10.2

Notice of Non-Qualified Stock Option Grant

Name of Participant:	[Name]

Employee ID:	[ID #]

Number of Options Granted:	[# Options Granted]

Grant Date:	[Grant Date]

Option Exercise Price:	$[Exercise Price]

Vesting Schedule:	[# Shares – Vesting Period 1] [Vesting Date 1] [# Shares – Vesting Period 2] [Vesting Date 2] [# Shares – Vesting Period 3] [Vesting Date 3]

Expiration Date:	[Expiration Date]

Grant Number	[Grant #]

CSX Corporation (“CSX” or the “Company”) has granted to you non-qualified stock options (“Options”) under the Company’s 2020-2022 Long-Term Incentive Plan. The Options provide you with the right to purchase CSX common stock at a pre-established price during a future time period. Your grant has been made pursuant to the CSX 2019 Stock and Incentive Award Plan (the “Plan”), which is incorporated herein by reference, and together with this Notice and stock option agreement (the “Option Agreement”), set forth the terms and conditions of this grant.

CSX reserves the right to terminate, change or amend the Plan at any time. Receipt of this grant does not obligate CSX to make any additional grants to you. This Option grant, or a portion thereof, may be subject to forfeiture if you terminate employment as set forth in the Option Agreement.

ACTION REQUIRED: YOU MUST ACCEPT YOUR AWARD AGREEMENT ELECTRONICALLY.

Please review the terms of the Notice, Option Agreement and the Plan carefully; a copy of the Plan is available on etrade.com under Holdings > View Your Grant Document.

NOTICE OF NON-QUALIFIED STOCK OPTION GRANT • CSX CORPORATION    1

Purpose and Objective

CSX Corporation (“CSX” or the “Company”) issues non-qualified stock options, as described in the CSX 2019 Stock and Incentive Award Plan (referred to herein as Options) in order to reward eligible employees for their contribution toward CSX’s improved operating and financial performance, ultimately creating shareholder value and driving long-term success for CSX. The Options are issued as part of the Company’s 2020 – 2022 Long-Term Incentive Plan and are subject to the terms and conditions of the CSX 2019 Stock and Incentive Award Plan (the “Plan”). An Option represents the right to purchase one share of CSX common stock at a pre-established price during a future time period.

Vesting

The Options may be exercised once vested. Except in the case of Retirement, Disability, death, reduction in force or return to contract employment, one-third of the Options will vest and become exercisable on [Vesting Date 1], one-third of the Options will vest and become exercisable on [Vesting Date 2] and one-third of the Options will vest and become exercisable on [Vesting Date 3].

Impact of Change in Employment Status

Options generally will only vest and can only be exercised by Participants who are actively employed by CSX or its affiliates at the end of the vesting period. In the event of a termination of Participant’s employment before the end of the vesting period for any reason other than death, Disability, Retirement, reduction in force, or return to contract employment, all unvested Options shall be terminated.

Termination Due to Death or Disability Prior to Vesting

In the event of Participant’s separation from employment due to death or Disability, all Options will vest per original vesting schedule. “Disability” shall mean long-term disability as defined in CSX’s long-term disability plan covering the Participant.

Termination Due to Retirement, Reduction in Force, or Return to Contract Prior to Vesting

In the event of Participant’s separation from employment due to Retirement or reduction in force (subject to an executed separation agreement) prior to [Vesting Date], a prorated portion of the Options will vest per original vesting schedule, but based upon the month in which the event occurs. “Retirement “shall mean the attainment of age 55 with a minimum of 10 years of service or the attainment of age 65.

In the event a Participant voluntarily returns to contract employment or returns to contract employment due to a reduction in force, assuming continued employment through [Vesting Date], a prorated portion of the Options will vest per original vesting schedule, but based upon the month in which the event occurs.

If a Participant voluntarily returns to contract employment or returns to contract employment due to a reduction in force and their employment is subsequently terminated prior to [Vesting Date] and prior to Participant becoming Retirement eligible, any unvested Options shall lapse and terminate immediately.

NON-QUALIFIED STOCK OPTION GRANT OPTION AGREEMENT • CSX CORPORATION    2

Competing Employment Following Termination

(This provision only applies to Vice Presidents and above, and certain other employees)

Notwithstanding the foregoing, if the Participant’s employment is terminated by reason of a reduction in force prior to vesting and the Participant “Engages in Competing Employment” (as defined below) prior to vesting, then the unvested Options shall be terminated without further obligation on the part of CSX or any affiliate. A Participant Engages in Competing Employment if the Participant works for or provides services for any “Competitor” (as defined below) on the Participant’s own behalf or on behalf of others, including, but not limited to, as a consultant, independent contractor, owner, officer, partner or employee performing functions similar to those performed or managed by the Participant in the two (2) years preceding the Participant’s termination of employment with CSX. For this purpose, a Competitor is any Class I railroad in the United States or Canada, any parent, subsidiary and affiliate of such Class I railroad, and any shortline railroad that connects to CSX, including Genesee & Wyoming and its subsidiaries.

Termination of Employment Following Vesting

In the event of the Participant’s separation from employment due to Retirement, Disability, or Death, the Participant or designated Beneficiary or estate will have until the Expiration Date (as defined in the Notice) to exercise any vested Options. Except as otherwise provided in the Plan, if the Participant separates from employment from CSX (including management and contract positions) for any reason other than Retirement, Disability, or death after the end of the vesting period, Participant will have 60 days after separation from employment to exercise any Options that are vested at separation from employment.

Termination for Cause/Moral Turpitude

If the Participant’s employment is terminated for Cause, as defined in the Plan, all rights under the unvested Options shall lapse and terminate immediately. A Participant who commits an act involving moral turpitude that adversely affects the reputation or business of CSX or its affiliates shall forfeit all unvested Options. Examples of acts of moral turpitude include, but are not limited to, dishonesty or fraud involving CSX or any affiliated company, their employees, vendors, or customers or a violation of the CSX Code of Ethics.

Exercise

Participant may exercise these Options, in whole or in part, to purchase a whole number of vested shares at any time by following the exercise procedures below. All exercises must take place before the Expiration Date, or such earlier dates as established by the Notice, Option Agreement or the Plan, or such Options shall otherwise lapse.

Options may be exercised by: (a) paying cash, (b) executing a “cashless” exercise, or (c) executing a “cashless” exercise and “hold” transaction.

Taxation of Stock Options

An exercise of Options may generate federal and applicable state income and employment tax withholding obligations. The full purchase price of the shares being purchased through exercise of Options and the related withholding taxes for federal, state or local jurisdictions must be paid to CSX at the time of an exercise of Options. The Participant acknowledges that CSX shall have the right to deduct any taxes required to be withheld by law in connection with the exercise of the Option from any amounts payable by it to the Participant (including, without limitation, future cash wages).

Non-Transferability

The Options may not be sold, assigned, pledged, exchanged, or otherwise transferred, encumbered or disposed of by the Participant other than by will or by the laws of descent and distribution, and are exercisable during Participant’s life only by the Participant.

NON-QUALIFIED STOCK OPTION GRANT OPTION AGREEMENT • CSX CORPORATION    3

Change in Control

In the event of a Change in Control (as defined in the Plan) in which CSX is not the successor or acquiring company or a direct or indirect parent entity of the successor or acquiring company (the “Surviving Company”) and the Surviving Company does not arrange to continue or convert the Option or grant a Substitute Award, as provided under Section 13 of the Plan, CSX may, without the Participant’s consent, elect to provide any one or more of the following:

(a)

The Option shall be terminated as of the Change in Control in exchange for a payment in cash and/or securities equal to the amount, if any, by which the Fair Market Value (as defined in the Plan) of the shares underlying the Option exceeds the Option Exercise Price (as defined in the Notice);

(b)

The Option shall become immediately and fully exercisable as of a date prior to the Change in Control, to the extent not previously exercised or terminated, and shall be terminated as of the Change in Control; or

(c)

To the extent that the Option Exercise Price exceeds the Fair Market Value of the shares underlying the Option as of the Change in Control, the Option shall lapse and terminate as of the Change in Control.

Shareholder Rights

The Options shall confer no other shareholder rights upon the Participant unless and until such time as the Option has been exercised and shares of CSX stock are issued to the Participant.

Not a Contract of Employment or Right to Future Awards

Nothing in this Award Agreement shall be interpreted or construed to create a contract of employment between CSX and the Participant or a right to receive equity awards in the future. This Option Agreement is intended solely to provide Participant an incentive to continue existing employment.

Severability

If any terms and conditions herein are, become, or are deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of CSX, it shall be stricken and the remainder of the terms and conditions shall remain in force and effect.

Choice of Law; Jurisdiction

All questions pertaining to the construction, regulation, validity, and effect of the terms and conditions shall be determined in accordance with the laws of the state of Florida, without regard to the conflict of laws doctrine.

Restrictions on Resales of Shares Acquired Pursuant to Option Exercise

CSX may impose such restrictions, conditions or limitations as it deems appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any common stock issued as a result of the exercise of the Option, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and other option-holders, and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

NON-QUALIFIED STOCK OPTION GRANT OPTION AGREEMENT • CSX CORPORATION    4

Nonqualified Stock Option

The Option is intended to be a nonqualified stock option and is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended and will be interpreted accordingly.

Clawback Provision

The Options shall be subject to any policy regarding the recoupment of incentive compensation that is adopted or maintained by CSX, as such policy may be amended from time to time.

By accepting this award of Options, the Participant acknowledges and agrees that this Option Agreement is governed by the terms and conditions of the Plan and is subject to all policies of CSX, including any applicable policy on the remuneration of incentive compensation. Unless defined in this Option Agreement, capitalized terms shall have the meanings ascribed to them in the Plan. This Option Agreement shall be effective as of [EXECUTION DATE].

NON-QUALIFIED STOCK OPTION GRANT OPTION AGREEMENT • CSX CORPORATION    5